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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of
Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation):

We consent to the incorporation by reference in Registration Statements No. 333-70853 on Form S-3 and Nos. 333-69507, 333-69513, 333-69515, 333-70303 and 333-66336 on Form S-8 of Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation) of our report dated March 10, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in this Annual Report on Form 10-K of Caesars Entertainment, Inc. (f/k/a Park Place Entertainment Corporation) for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 10, 2004

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  Exhibit 23
  INDEPENDENT AUDITORS' CONSENT